UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) September 26, 2013 (September 24, 2013)

KMG Chemicals, Inc.

(Exact name of registrant as specified in its charter)

TEXAS	001-35577	75-2640529
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9555 W. Sam Houston Parkway S., Suite 600, Houston, Texas		77099
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code 713-600-3800

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The Company’s Board of Directors (the “Board”) announced yesterday that the Board has elected Christopher T. Fraser (“Mr. Fraser”), the Company’s Chairman of the Board, to serve as President and Chief Executive Officer (“CEO”) of the Company effective immediately. Mr. Fraser had been serving as interim CEO and President since early July. A copy of the Company’s press release announcing the appointment of Mr. Fraser is furnished hereto as Exhibit 99.1.

Mr. Fraser, age 55, has been a director of the Company since 2008 and has served as the Chairman of the Board since December 2012. While serving as CEO and President, Mr. Fraser will continue as Chairman of the Board. The Board will appoint a new lead director, independent of management, in the near future.

Mr. Fraser has broad experience in the chemical industry, much of that experience with major, global participants. He retired in 2009, but most recently he was the President and CEO of Chemical Lime Company, a position held from 2006. Chemical Lime is the leading North American producer of calcium based (limestone), alkaline products with various industrial applications including the manufacture of steel, water treatment, flue gas desulphurization, and chemical production. Before joining Chemical Lime, Mr. Fraser was President and CEO of OCI Chemical Corporation, a wholly-owned subsidiary of DC Chemical Co. OCI is among the world’s leading producers of high quality soda ash and sodium percarbonate. Prior to joining OCI in 1996, Mr. Fraser held various positions of responsibility in sales, marketing, business development, operations and general management. In 2011, Mr. Fraser joined the Operating Partner Program of Advent International, a private equity firm, and in that position he has provided strategic advice for certain of Advent’s portfolio companies. Mr. Fraser holds a Bachelor of Science in Chemistry and in Business Administration from the University of Connecticut, as well as a Masters of Business Administration from Pepperdine University.

In connection with his appointment, Mr. Fraser and the Company entered into an employment agreement dated September 24, 2013 (the “Agreement”). Under the Agreement, Mr. Fraser will receive an annual base salary of $625,000, and he will participate in the Company’s annual incentive compensation and long-term incentive compensation programs.

Upon becoming CEO and President, Mr. Fraser was granted 50,000 shares of common stock, $0.01 par value (“Common Stock”) of the Company. He was also granted time-based restricted stock awards for 30,000 shares of Common Stock, and 6,000 shares vest under those awards each year over five years. In addition, the Company has agreed that Mr. Fraser will be granted performance-based restricted stock awards for 50,000 shares of Common stock based on achieving financial goals, and granted awards for 20,000 shares of Common stock based on achieving organizational goals. One-fifth of each of these performance-based awards will be granted in this fiscal year and in each of the next four fiscal years. Performance goals are to be established between Mr. Fraser and the Company as these awards are granted.

The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Agreement, which is attached to this current report as Exhibit 10.31 and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits.

10.31	Employment Agreement with Mr. Fraser, dated September 24, 2013

99.1	Press Release, dated September 25, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KMG Chemicals, Inc.

By:	/s/ John V. Sobchak	Date September 26, 2013
Name:	John V. Sobchak
Title:	Vice President & CFO